Exhibit 99.1

For Immediate Release

For More Information, Contact
Steve Lightstone
816-472-7675

PSF Group Holdings, Inc. Announces Results
For Fourth Quarter and Fiscal 2004

Kansas City, MO, June 1, 2004 - PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported results for its fourth quarter and fiscal year ended March 27, 2004. Net loss for the fourth quarter of fiscal year 2004 was $3.5 million compared to an $11.6 million net loss for the fourth quarter of the prior year.

     “Our improved performance for the fourth quarter reflects the increased demand for our products and improved performance in our processing operations. Demand has been strong due to the popularity of low carbohydrate diets, a decrease in the production of competing proteins, and increased pork exports, all this in spite of a record amount of pork production,” said John Meyer, CEO. “This increased demand and improved operations have continued into the first quarter of fiscal year 2005. The strong demand is reflected in pork prices that are at the highest level since 1997.”

     Net loss for fiscal year 2004 was $4.6 million compared to a net loss of $38.6 million for fiscal year 2003. Net sales of $181.5 million for the fourth quarter ended March 27, 2004 increased 13.8% from $159.5 million for the comparable period of the prior year. Net sales for fiscal year 2004 were $730.7 million, compared to $608.4 million for the same period of the prior year, an increase of 20.1%.

     Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service and institutional markets in the United States, and export customers in more than twenty countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

     This news release contains “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices, customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed might not occur.

     A copy of the Company’s Form 10-K for fiscal year 2004 is available on the internet at www.psfarms.com.

PSF Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in 000’s)
(unaudited)

	13 Weeks	13 Weeks	Fiscal Years Ended
	Ended	Ended	52 Weeks	52 Weeks
	March 27,	March 29,	March 27,	March 29,
	2004	2003	2004	2003
Net Sales	$181,529	$159,540	$730,737	$608,414
Cost of Goods Sold	176,750	169,052	696,751	631,870

Gross Profit	4,779	(9,512)	33,986	(23,456)
Selling, General and Administrative Expenses	4,738	4,764	17,397	18,267
Other Income, net	(137)	(1,762)	(597)	(2,293)

Operating Income (Loss)	178	(12,514)	17,186	(39,430)
Other (Expense) Income:
Interest Expense	(5,954)	(6,566)	(24,822)	(24,000)
Interest Income	22	126	122	255
Other Expense, net	(5,932)	(6,440)	(24,700)	(23,745)

Loss before Income Taxes	(5,754)	(18,954)	(7,514)	(63,175)
Income Tax Benefit	2,238	7,373	2,923	24,575

Net Loss	$(3,516)	$(11,581)	$(4,591)	$(38,600)

Unrealized gain (loss) on interest rate swap, net of tax	48	57	293	(692)
Comprehensive loss	$(3,468)	$(11,524)	$(4,298)	$(39,292)

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